Andrew W. Dorn Jr.
 President & CEO
716-961-1920
Adorn@GBSB.com

February 19, 2004

Stock Offering to Existing Shareholders
Extended Until March 15, 2004

Dear Shareholder:

It has recently been brought to our attention that a number of shareholders who hold their Great Lakes Bancorp, Inc. stock in a brokerage account have not yet received their Prospectus and Subscription Agreement for our stock offering from their brokerage firm. We have been assured that as of today Prospectuses have now been mailed to all shareholders. However, if you have not yet received a copy please call me.

As a result of the long delay in the delivery of the Prospectuses, we have decided to extend the offering period until 5:00 p.m. EST March 15th and delay the payment due date until April 1st. The offering period was originally scheduled to end on February 27th with payment due by March 15th.

If you have already subscribed and have received a Confirmation from us, you may delay payment until April 1st. On March 16th we will notify all shareholders who have subscribed for excess shares as to the availability of excess shares and if excess shares need to be prorated we will provide you with a revised Confirmation setting forth the number of excess shares that have been allocated to you.

Please do not hesitate to call me at 716-961-1920 if you have any questions.

Best regards,

Andrew W. Dorn Jr.
President & CEO